Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Media General, Inc.:

Form S-8 (No. 2-56905),

Form S-8 (No. 33-23698),

Form S-3 (No. 33-26853),

Form S-8 (No. 33-52472),

Form S-8 (No. 333-16731),

Form S-8 (No. 333-16737),

Form S-8 (No. 333-69527),

Form S-8 (No. 333-54624),

Form S-8 (No. 333-57538),

Form S-8 (No. 333-138843),

Form S-8 (No. 333-142769), and

Form S-8 (No. 333-148976);

of our reports dated January 28, 2010, with respect to the consolidated financial statements and schedule of Media General, Inc., and the effectiveness of internal control over financial reporting of Media General, Inc., all included in this Annual Report (Form 10-K/A) for the year ended December 27, 2009.

/s/ Ernst & Young LLP

Richmond, Virginia

May 5, 2010